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                           Europa Cruises Corporation
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                (Name of Registrant as Specified in Its Charter)

                               Frank E. Williams, Jr.
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NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

EUROPA CRUISES CORPORATION ANNOUNCES THE SELECTION OF H. STEVEN NORTON, AS CHAIRMAN OF THE PRESIDENT'S ADVISORY BOARD

Madeira Beach, Florida (April 17, 2002) - Europa Cruises Corporation (OTCBB:
KRUZ) announced today that, as a result of a process begun some time ago, H. Steve Norton agreed to serve as Chairman of the President's Advisory Board. Mr. Norton's function will be to assist the Company in identifying corporate opportunities and in the development of the Company's Diamondhead, Mississippi property. Mr. Norton is expected to spearhead a team of experts required for the successful operation of all major facets of a casino-resort development, including, but not limited to, gaming, real estate development, entertainment, marketing and promotion, hotel, food and beverage, accounting, housekeeping, and human resources.

Mr. Norton brings extensive gaming experience to the Company. Mr. Norton previously served as President and Chief Operating Officer of the Sands Hotel & Casino in Las Vegas, Nevada; as President and Chief Operating Officer of Argosy Gaming Company; as President and Chief Executive Officer of the Gold River Gambling Hall & Resort in Laughlin, Nevada; as Executive Vice-President of Resorts International, Inc. and Resorts International Casino Hotel in Atlantic City, New Jersey; and as Vice-President, Treasurer and Comptroller of Paradise Island, Ltd/Paradise Island Casino. Mr. Norton joined Argosy Gaming Company as President and Chief Operating Officer prior to their public stock offering. With Mr. Norton's assistance, Argosy grew from a single casino in Alton, Illinois to the only casino company with operations in all five riverboat gaming states by 1996. Mr. Norton currently serves as President of Norton Management, Inc. and is a principal and member of the Board of Directors of Centaur, Inc. and a member of the Board of Directors of Colorado Casino Resorts. As an Officer and Director of various casino/resort companies, Mr. Norton has been a principal spokesman, along with investment bankers, in raising over two billion dollars of capital through the sale of stock, mortgage bonds, convertible debentures, high yield bonds, and bank syndications.

Mr. Norton has previously served as a founder and a Director of the American Gaming Association; as a founder, a Director and Vice-Chairman of the New Jersey Casino Association; as Chairman of the Indiana Gaming Association; as a Director and Vice-President of the Missouri Gaming Association; as a Director of the Illinois River Boat Association; and as Chairman of the Casino Commission of the American Hotel Association.


Mr. Norton has also served on the Board of Directors and Executive Committee of the American Hotel Association; as Chairman of the Board and President of the New Jersey Hotel Motel Association; as Director and Vice-President of the Bahamas Hotel Association;




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as Chairman of the Bahamas Hotel Employers Association; as Director and
Treasurer of the Bahamas Employers Confederation; as a Board Member of the Nevada Hotel Motel Association; as Chairman of the Atlantic City Convention & Visitors Bureau; as Chairman of the Nassau Paradise Island Promotion Board; and as a member of the Advisory Board of the Governors Office of Travel and Tourism (New Jersey).

Deborah Vitale, President and Chairman of the Board of Directors, stated: "The Company is pleased to have a gentleman with such an extensive gaming background and such impressive experience join its team. Mr. Norton's credentials are self-evident. We look forward to working with Mr. Norton in reaching our corporate goals and know that he will be of tremendous assistance to the Company."

Europa Cruises Corporation, through its wholly-owned subsidiary, Casino World, Inc., intends to build a themed, destination casino resort and hotel at its 404 acre site on the Bay of St. Louis in Diamondhead, Mississippi. There is no outstanding debt and there are no liens on the property. The Company is actively engaged in the process of seeking a joint venture partner and financing for the Diamondhead project.

The development of the Diamondhead, Mississippi project is subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the activities of environmental groups, the outcome of litigation and the actions of federal, state, or local governments and agencies. The Company may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond the Company's control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

For further information, contact:

          Deborah Vitale,  President
          Europa Cruises Corporation
          (727) 510-1412

          or

          Gregory Harrison, Director
          Europa Cruises Corporation
          (301) 948-7354